QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.39

PROMISSORY NOTE

Date:	Effective January 31, 2002
Maker:	Schlotzsky's, Inc.
Maker's Mailing Address (including county):		203 Colorado Street Austin, Travis County, TX 78701
Payee:	Jeffrey J. Wooley
Place for Payment (including county):		203 Colorado Street Austin, Travis County, TX 78701

Principal Amount:        $112,500.00

Annual Interest Rate on Unpaid Principal from Date:            7%

Annual Interest Rate on Matured, Unpaid Amounts:

        Maximum non-usurious rate allowed by applicable law.

Terms of Payment (principal and interest)
        Interest only shall be paid monthly on the last day of each month.
        Principal shall be due and payable on December 30, 2002.

This note may be prepaid at any time without penalty.

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

Interest on the debt evidenced by this note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Each Maker is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

Maker:

Schlotzsky's, Inc.

By:

Name:         Richard H. Valade

Title:             Executive Vice President and Treasurer

Date:             May 9, 2002

QuickLinks

Exhibit 10.39
PROMISSORY NOTE